Exhibit 99.5

Trust No. 458

IRREVOCABLE TRUST ADMINISTRATION AGREEMENT, SIGNED JUNE 22, 2005 ENTERED INTO BY THE PARTY OF MR. MIGUEL RINCÓN ARREDONDO, JOSÉ ANTONIO RINCÓN ARREDONDO, MR. JESÚS RINCÓN ARREDONDO, MR. WILFRIDO RINCÓN ARREDONDO, MR. IGNACIO RINCÓN ARREDONDO, MR. MARTÍN RINCÓN ARREDONDO, MS. MAYELA DE LA PAZ RINCÓN ARREDONDO (HEREAFTER COLLECTIVELY REFERRED TO AS THE “SETTLORS” AND INDIVIDUALLY AS A SETTLOR), IN THEIR POSITION AS SETTLORS, AND BY THE PARTY OF BANCO INVEX, S.A., MULTIPLE BANKING INSTITUTION, INVEX FINANCIAL GROUP, TRUSTEE, REPRESENTED HEREIN BY TRUSTEE DELEGATES, MR. LUIS ENRIQUE ESTRADA RIVERO AND MR. ALFONSO DANIEL HENKEL HERNÁNDEZ, (HEREAFTER REFERRED TO AS THE “TRUSTEE”), SUBJECT TO THE FOLLOWING DECLARATIONS AND CLAUSES:

D E C L A R A T I O N S

I. Each of the Settlors affirms and declares:

a) That they are persons of Mexican nationality, with the legal authority required to enter into this Agreement.

b) That they are the only legitimate titleholders of shares representing the shareholder capital of Corporación Durango, S.A. de C.V., (hereafter “Corporación Durango”), as detailed in the document attached hereunder as Appendix “A”.

c) That to their knowledge, the shares to which they are titleholders, as detailed in the previous point, are free of encumbrance and have no limitation of domain, and therefore are fully authorized, and it is their wish, to pledge their Corporación Durango shareholder capital shares to the estate of this Trust for the fulfillment of the objectives of the Trust.

d) That with the primary objective being to ensure the ownership and the control of a minimum 50.9% of the total Corporación Durango shares in circulation at any time, it is their wish to pledge their shares, described above, to this Trust, for the purpose of their administration and control and the Settlors agree to be subject to the rules and restrictions established herein.

e) That the Shares they pledge to this Trust are their property and that these shares were obtained from legitimate sources.

II. The Trustee, through the Trustee Delegates, hereby declares that:

a) The Trustee is a Multiple Banking Institution properly constituted and in operation in accordance with Mexican legislation in effect, as accredited by Public Document 157,391, of February 23, 1994, notarized by Mr. José Antonio Manzanero Escutia, properly registered with the Mexico City Public Commerce and Property Registry, on May 18, 1994, under mercantile folio number 187201.

b) Trustee Delegates, Mr. Luis Enrique Estrada Rivero and Mr. Alfonso Daniel Henkel

Hernández, are properly authorized to enter into this Agreement, as accredited by the powers granted to them through Public Document number 171,763, of August 16, 1996, notarized by Mr. José Antonio Manzanero Escutia, Mexico City Notary Public No. 136, and registered with the Mexico City Public Commerce and Property Registry on August 26, 1996, and to date, these powers have not been revoked nor limited for any reason.

c) The Trustee accepts the position of Trustee for the administration, guardianship, and custody of the Shares and any and all other goods that may be pledged to this Trust, for the fulfillment of the objectives of the Trust.

d) The Trustee informed the Settlors of the actions and consequences contained in Article 1-6, section XIX, point b) of the Financial Institutions Law.

Having declared the above, the parties grant the following:

C L A U S E S

FIRST. Constitution of the Trust:

The Settlors hereby constitute an Irrevocable Trust Administration, transferring the property of 56,350,367 Corporación Durango shareholder capital shares (hereafter referred to as the “Initial Shares”), to the Trust. This pledge is made by the Settlors in the proportions indicated in Appendix “A”, hereunder.

Each Settlor has instructed the Corporación Durango Board of Directors to issue the corresponding certificate(s) in the name of the Trustee for the shares of each Settlor in question, with the understanding that the Trustee will deposit these shares in the account opened with S.D. Indeval, S.A. de C.V. for this purpose, and that the Technical Committee (as defined below) shall instruct the Trustee in this regard.

Under the terms of Article 129 of the General Corporation Law, the Settlors are obligated to notify the Chairman of the Corporación Durango Board of Directors, regarding the transfer of the Initial Shares to this Trust, so that the corresponding registry may be made in the Corporación Durango Share Registry, issuing the corresponding certification to the Trustee within a period of 3 (three) business days following the date of signing this Agreement.

The Trustee shall receive the certificates referenced regarding the Initial Shares, without assuming any liability for the authenticity and legitimacy of these certificates and consequently, the Settlors shall be responsible for the authenticity of the certificates and for their defense and resolution in the event of dispute.

SECOND. Parties:

The following are the parties to the present Trust:

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Settlors:	Mr. Miguel Rincón Arredondo, Mr. José Antonio Rincón Arredondo, Mr. Jesús Rincón Arredondo, Mr. Wilfrido Rincón Arredondo, Mr. Ignacio Rincón Arredondo, Mr. Martín Rincón Arredondo, and Ms. Mayela de la Paz Rincón Arredondo.

Additional Settlors:	The persons who join this Trust at a later time, through a letter of adhesion presented to the Trustee, with the prior authorization of the Technical Committee of this Trust, (the term “Settlor” and “Settlors” shall hereafter include the persons who initially entered into this Trust and the persons who join the Trust at a later date).

Trustee	Banco Invex, S.A., Multiple Banking Institution, Invex Financial Group, Trustee.

Beneficiaries:	The Settlors with regards to the pledges they have made, or that have been made on their behalf, to this Trust and the investments, dividends, and products that correspond to these pledges.

THIRD. Trust Estate:

The Trust estate shall be comprised of the following items:

1. The Initial Corporación Durango Shares pledged to this Trust by the Settlors, as well as those shares, contributed by those persons who join the Trust at a later date (the “Later Shares”). The Technical Committee shall issue written instructions to the Trustee for the signing of adhesion agreements with the titleholders of the Later Shares as the Technical Committee shall indicate in the respective request. (Hereafter the Initial Shares and the Later Shares shall be referred to, jointly, as the “Corporation Shares”).

2. Future Corporación Durango shares which, for whatever reason, come to be included in the Trust estate, through the issue of new shares or by the exercising of the patrimonial rights derived from the pledged shares.

3. Cash amounts to be delivered to the Trustee on the behalf of the Settlors.

4. The goods and rights of any nature, that, as applicable, are obtained as compensation for the transfer of the Shares, or for any other reason stipulated herein.

5. Any and all other additional shares, negotiable instruments, goods, and/or properties (including cash) paid or distributed as dividends on Corporation Shares.

6. Any and all additional shares, negotiable instruments, or goods that could be issued, distributed, or paid with regards to the Corporationares, by virtue of any reimbursement, consolidation, merger, exchange of shares, transfer of assets, liquidation, or any and all other similar corporate restructuring measure.

7. Any other goods that come to be included in the Trust estate.

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The Trustee shall maintain an account for each Settlor in their accounting, which shall reflect cash deposits, investments, position in Grupo Durango shares, sales, and other estate movements.

FOURTH. Objectives:

The objectives of this Trust are the management and control of the Corporación Durango shares pledged to this Trust on the behalf of each of the Settlors, under the terms of this Agreement to ensure the control of Corporación Durango shares, therefore the Trustee shall be obligated to comply with the objectives stipulated below, with the exception of those cases where this Trust Agreement expressly stipulates otherwise.

This Trust shall have the following objectives:

1. That the Trustee receive the Corporation Shares into the Trust estate and hold them in care and to administer, and as applicable, transfer them in fulfillment of the objectives of this Trust.

2. That the Trustee exercise the voting rights and other corporate rights corresponding to the Corporation Shares, voting these shares in the Corporación Durango general or special shareholders assemblies under the terms and conditions of the respective instructions of the Technical Committee. For this purpose, the Trustee shall grant the person, or persons, the powers or certificates required to vote the Corporation Shares as indicated, in writing, by the Technical Committee, in accordance with that stipulated in the Sixth Clause herein.

3. That the Trustee exercise all patrimonial rights corresponding to the Corporate Shares, expressly agreeing that in the exercising of these rights, the Trustee must proceed in the manner stipulated in the Sixth Clause herein.

4. That the Trustee charge, and duly receive from, Corporación Durango all amounts required for the items of dividends, capital reductions or reimbursements, amortizations or liquidation quotas, as applicable, corresponding to the Corporation Shares and to proceed to distribute these amounts to the Settlors, in the proportion, or percentage, corresponding to each under the terms herein, two business days following the date on which these amounts are received, at the latest.

5. That the Trustee, on written instruction from the Technical Committee, subscribe the increases in capital decreed by Corporación Durango, in the proportions indicated by the referenced Technical Committee, provided the Settlors have deposited sufficient funds with the Trustee at least five (5) business days prior to the expiration date of the term for their subscription and payment.

6. That the Trustee, on written instruction from the Technical Committee, transfer, on behalf of los Settlors the Corporation Shares and also to sign, with no liability on the Trustee, the contracts and documents required, and to exercise the rights and receive the compensations, in monies or in kind, resulting from the transfer, or transfers, in question.

7. That the Trustee, on written instruction from the Technical Committee, on behalf of the Settlors, transfer any and all goods and rights that form the Trust estate.

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8. That the Trustee, on instructions from the Technical Committee, cover the expenses related to the sale of the Corporation Shares using liquid resources from the Trust estate, or those resources specially deposited by the Settlors.

9. That the Trustee invest the liquid resources that comprise the Trust estate under the terms stipulated by the Fifth Clause herein.

10. That the Trustee receive in trust, and for the purposes of this Trust, the amounts, goods, and additional rights, including Shares, contributed by the Settlors, current Settlors and those persons that join the Trust at a later time.

11. That the Trustee, on instructions from the Technical Committee and under the terms of these instructions proceed to transfer and to deliver, the goods and rights that proportionately correspond to the Trust estate, in whole or in part, to the Beneficiaries, as indicated by the Technical Committee.

FIFTH. Investment of the money amounts that become part of the Trust estate:

All money amounts the Trustee receives with regards to the fulfillment of the Trust objectives, or as a result of these objectives, be they: (i) from the Settlors, for the exercising of rights of preference in the subscription of new Corporación Durango shares; (ii) from Corporación Durango for dividends, capital reductions or reimbursements, amortizations or liquidation quotas that correspond to the Corporation Shares; (iv) from the transfer of the Shares and from the transfer of other goods and rights that comprise the Trust estate; or (v) from the exercising of the rights derived from any other goods or rights that comprise the estate of this Trust, shall be invested, temporarily and immediately by the Trustee, in debt instruments, issued, guaranteed, or endorsed by the Federal Government, or in Bank Certificates, on maturity or on repurchase, or in shareholder capital shares of investment companies specializing in debt instruments, until such time as these amounts are delivered to the respective Settlors, as applicable, with the understanding that the investment of these amounts shall be made by the Trustee in the amounts mentioned above, as indicated by the Technical Committee, or in the absence of these indications, the Trustee shall invest the amounts it receives in the instruments referred to herein.

SIXTH. Exercising of Corporate and Patrimonial Rights:

6.1 Exercising of Corporate Rights on the Corporation Shares

a) The Technical Committee shall determine how the shares pledged to this Trust shall be voted and how the corresponding corporate rights shall be exercised. For this purpose, the Technical Committee shall issue written instructions to the Trustee para so that the Trustee may grant the corresponding powers to the persons designated by the Technical Committee. The Technical Committee must always present this notification with at least 5 (five) business days advance notice prior to the date on which the respective shareholders assembly is to be held (the “Notification of Exercising of Rights”), using the format indicated in the document attached hereunder as Appendix “B”. This notification must, as a minimum, indicate (i) the location and date for the assembly in question; (ii) as applicable, the proposed Agenda for the assembly; (iii) the specific instructions for the exercising of the voting rights of the Corporation Shares regarding each matter listed on the Agenda; (iv) the

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person, or persons, to whom the Trustee must grant the corresponding powers and authorizations necessary so that this person, or persons, may vote the Corporation Shares in the shareholders assembly; and (v) attach the corresponding Technical Committee session record.

b) The Trustee shall not hold any liability with regards to powers granted for the exercising of the voting rights corresponding to the Corporation Shares.

c) Where necessary, the Trustee shall have the right to request any clarification of the corresponding instructions, in writing, from the Technical Committee within 2 (two) calendar days following the date on which the Notification of Exercising of Rights is received, and the Technical Committee must respond within a period of 2 (two) calendar days.

d) In the event the Trustee fails to receive the Notification of Exercising of Rights in the manner stipulated in paragraph (a) above, the Trustee shall not appear and shall not grant the respective powers to attend the shareholders assembly in question, and the Trustee shall incur no responsibility for this omission.

e) At no time may the Trustee exercise acts of representation and may only grant powers to Settlors, or to the persons indicated by the Settlors, to represent the interests of the Settlors at Corporación Durango shareholders assemblies.

6.2 Exercising of the patrimonial rights on the Corporation Shares

a) The Trustee shall hold the Corporation Shares in their care, and shall deliver the dividends to the Settlors, as decreed by Corporación Durango, in proportion to the participation of the Settlors in this Trust, on prior written instruction from the Technical Committee.

b) The Trustee shall subscribe and pay, in the proportion determined by the Technical Committee, the increases in capital decreed by Corporación Durango, provided the Settlors deposit sufficient funds for this purpose at least 5 (five) business days prior to the date on which the term expires for the subscription and payment.

c) The Trustee shall not be liable in any manner in the event the Settlors fail to provide the amounts required to carry out the corresponding subscription and payment on time. The shares subscribed and paid shall increase the Trust estate and shall form part of the pledged patrimony, which shall be registered individually in the subaccount of each Settlor.

d) The Trustee shall collect the amount of the amortizations and the reimbursement of the Corporation Shares, delivering the amounts obtained to the Settlors, in accordance with their proportion of participation in this Trust, on prior written instruction from the Technical Committee.

e) The Trustee shall exchange, on prior notification from the Technical Committee, the Corporation Shares in the proper proportions, when these shares change their nominal value, or under any other circumstance determined by Corporación Durango.

f) The shares Corporación Durango delivers to their shareholders due to the capitalization of profits, reserves, or surplus, shall also form part of the Trust estate.

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SEVENTH. Sale and Transfer of Corporate Shares:

During the effective period of this Trust, no Settlor may sell, donate, transfer (including through inheritance or legacy) or encumber their shares or their rights as derived from this Trust to persons who do not belong to the Rincón Arredondo family (the Rincón Arredondo family being understood to be: Miguel, José Antonio, Jesús, Wilfrido, Ignacio, Martín, and Mayela, all with the Rincón Arredondo surname) or to any direct family descendant.

The following procedure must be followed in the event of a sale of shares to one, or more, Settlor, and it must be recorded in the respective Technical Committee session record that the proper procedure was followed:

The Settlor who intends to sell one, or more, of their shares, shall notify the other Settlors and the Trustee, in writing (hereafter “Notice of Sale”), informing the number of shares the Settlor in question intends to sell and all remaining Settlors shall have the right to acquire, through the Trustee, a proportional portion of the shares in reference (based on the holdings of each Settlor at the time). The shares not acquired through the exercising of the right of preference in accordance with the above, may be acquired by the other Settlors in proportion to the adjusted holdings. The negotiated price shall be determined by the Settlors participating in the transaction.

In the event of the transfer of any of the shares subject to this Trust, through sale, donation, inheritance, legacy, or any other manner, the shares in question shall continue to be subject to this Trust.

EIGHTH. Technical Committee:

A. For the purposes of Article 80, third paragraph of the Financial Institutions Law, a Technical Committee shall hereby be created, comprised of the following members:

Percentage
TITLEHOLDERS	represented
Miguel Rincón Arredondo	34.3
José Antonio Rincón Arredondo	19.6
Jesús Rincón Arredondo	19.6
Wilfrido Rincón Arredondo	8.8
Ignacio Rincón Arredondo	8.8
Martín Rincón Arredondo	6.9
Mayele de la Paz Rincón Arredondo	2.0
100

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B. Mr. Miguel Rincón Arrendondo shall act as Chairman of the Technical Committee, Dr. José Antonio Rincón Arredondo shall act as Vice-Chairman, and Ms. Mayela de la Paz Rincón Arrendondo shall act as Secretary to the Technical Committee.

C. Sessions of the Technical Committee shall be called by the Chairman, by the Secretary, by the Trustee, or by any committee member, through a written session announcement, which may be sent by fax, indicating the location, date, time, and agenda for the session in question. This session announcement must be received by each director at least five business days prior the date indicated for the meeting. Session announcements are not required when the totality of the members are present, or duly represented, at the Technical Committee session in question.

D. The Secretary, or the person designated by the Technical Committee, shall prepare a record for each session and send this record to the Trustee in order to prepare the instructions to reflect the resolutions of the Technical Committee, as applicable. The record must be signed by the Chairman, or Vice-Chairman, and by the Secretary.

E. Technical Committee sessions shall be considered duly convened when at least 60% of the total committee votes are present or represented. Resolutions must be passed with the approval of at least 60% of the total Technical Committee votes, with the exception of those circumstances stipulated in the Twelfth and Fourteenth Clauses herein, which require the approval of at least 75% of the Technical Committee votes. In the event quorum is not met at the first session, a second session announcement shall be made for the date determined by the members present, taking into account the notification period of five business days referred to in point C of this Clause. Resolutions forwarded in the second, or later, session must be passed with the same percentage of votes as would be required for first session meetings.

The Technical Committee may adopt agreements out-of-session, provided these agreements are passed with a unanimous vote of the members with voting rights and these resolutions are ratified in writing and signed.

F. The distribution of the votes in accordance with point A of this Clause, shall reflect the proportion of the shareholdings of each sitting member on the Technical Committee at the time of signing this Agreement. In the event this proportion were to change as a result of the sale of shares between Settlors who are sitting members of the Committee or by the pledge of new shares to this Trust by these members, the number of votes shall be distributed, with the understanding that a redistribution would only be made in the event the variation were to exceed 1% in the holdings of one member, in relation to the total of pledged shares.

G. In the event of a temporary absence of a committee member, this member may designate, through a power of attorney, an alternate from among the remaining sitting members, with the understanding that this power of attorney shall be considered valid only for the Technical Committee session in question and not for multiple meetings nor for an indeterminate number of Technical Committee sessions.

H. Each sitting member of the Technical Committee must designate a direct family descendant to act as alternate in the event of death, incapacity, resignation, or definitive absence from the Technical Committee. The Settlors signing hereunder make this

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designation in point M of this Clause. The designation of the alternate with regards to the circumstances mentioned above may be modified, with no limitation, through written notification presented to the Technical Committee, with the understanding that the signature of the sitting member in question must ratified before a Notary Public. The Technical Committee shall not have the power to revoke nor modify the designation of any alternate in accordance with this paragraph.

If for any reason, a definitive alternate is not designated, the Technical Committee shall make this designation and to do this must only consider the two eldest direct family members of the Committee member who has failed to make the corresponding designation.

I. For any definitive alternate, designated in accordance with the previous paragraph, to substitute the sitting member in question, under any of the circumstances in the previous point, and to therefore acquire the designation of sitting member of the Technical Committee, this definitive alternate must be at least 18 years of age and until this requisite is met, the corresponding absent votes shall be distributed proportionately and temporarily amongst the remaining sitting members present at each session.

J. Once an alternate has become a sitting member, in accordance with the previous paragraph, they must then propose a list of candidates to the Technical Committee for their own definitive alternate, in the event of death, incapacity, resignation, or the definitive absence of the new sitting member in question. The candidate list must include at least one direct descendant of Mr. Miguel Rincón Barraza (born in 1921). The Technical Committee shall select, the new alternate member, by a majority vote, from among the candidates proposed with the understanding that this decision shall be final.

K. In the event of the simultaneous death of a sitting member and their designated alternate in accordance with the previous points, the Technical Committee shall designate a new sitting member, being chosen from among the descendants of the original member, where possible. In the event the sitting member has no direct descendants, the Committee may, or not, designate a new sitting member and in the event this designation is not made, the corresponding votes shall be distributed, proportionately, as in the case for point I.

L. The right to sit on the Technical Committee may not be inherited, just as the transfer of shares through inheritance, or legacy, does not give the heir, or the legatee, the automatic right to sit on the Committee.

M. Initial list of sitting Members and definitive Alternates:

Member	Definitive Alternate
Miguel Rincón Arredondo	Miguel Rincón Barraza
José Antonio Rincón Arredondo	Miguel Antonio Rincón Bustamante
Jesús Rincón Arredondo	Miguel Rincón Pérez
Wilfrido Rincón Arredondo	Wilfrido Rincón Cardoza
Ignacio Rincón Arredondo	Ignacio Rincón Vázquez
Martín Rincón Arredondo	Wilfrido Rincón Arredondo
Mayela de la Paz Rincón Arredondo	Sebastián Velasco Rincón

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N. The Technical Committee shall have all the powers expressly designated for this Committee herein and shall resolve all matters not expressly described in this agreement. The Technical Committee shall have the internal organization determined necessary for the fulfillment of its objectives.

NINTH. Trustee Powers:

The Trustee shall have all the powers expressly granted by this Agreement and by applicable laws.

When the defense of the Trust estate is required, the Trustee shall only be obligated to grant sufficient powers to the person, or persons designated by the Technical Committee, as stipulated by law. The actions of the authorized representatives shall not be the responsibility of the Trustee: the pledged patrimony shall be used to cover legal fees and expenses incurred due to the defense of the Trust.

TENTH. Information and Limited Responsibility:

The Trustee, must present accounts to the Technical Committee, in writing and monthly, regarding the administration of the pledged patrimony. This, without affecting the obligations of the Trustee regarding the requirements issued by the Technical Committee. The Trustee shall send each Settlor an account statement regarding their individual shares and investments.

All parties hereby acknowledge that the Trustee shall comply with their obligations, as contracted, with regards to the performance of the Trust, as far as the Trust estate will reach.

The Trustee shall not be responsible for any resolution in the event of dispute regarding the shares pledged in this Trust.

The Trustee shall be not be responsible in any manner when the Trustee acts, or ceases to act, in compliance with the instructions of the Technical Committee.

The Settlors shall protect the Trustee, and the Trustee delegates, employees, and legal representatives, from any and all responsibility, damage, obligation, lawsuit, ruling, transaction, and/or contingency, with regards to fiscal obligations derived from this Trust, any requirement, expenses and/or costs of any nature, including legal fees, originating from complaints, or actions, initiated by third parties derived from, or in relation to, this Trust, with the exception of actions of negligence, fraud, or in bad faith on the part of the Trustee.

The Trustee shall only respond regarding actions carried out in compliance with the objectives of the Trust using the Trust estate and only for as far as the amount of Trust Estates funds will reach, and this shall be transcribed in all documents signed by the Trustee with regards to this Trust.

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The Trustee shall not be responsible for the events involving, or actions of, third parties, or authorities that impede, or make compliance with the objectives of this Trust difficult.

The Trustee shall not be obligated to exercise any action in accordance with this Trust that may expose the Trustee, or their officers, to any liability against their own patrimony, or against this Trust or applicable laws.

It is expressly agreed that the Trustee shall not incur any liability while acting on behalf of any notification, consent, certificate, or other instrument, or document considered to be genuine and signed by the corresponding party, or parties, or on the behalf of any statement considered to have been made by the Technical Committee or by the Settlors.

ELEVENTH. Legal Prohibitions:

In accordance with that stipulated in Article 106, section XIX, point b) of the Banking Institutions Law, the Trustee declares that they have fully explained the scope and consequences of the following disposition to the parties involved, disposition which states:

     “Article 106.- Banking institutions shall be prohibited from:

XIX Regarding operations to which Article 46, Section XV of this Law refers:

b) To respond for the Settlors, granting party, or commissioners, for the non-compliance of the debtors regarding the credits granted the

Settlors, o their issuers, for the assets they acquire, with the exception of causes imputable to the banking institution, in accordance with that stipulated in the final part of Article 391 of the General Law of Negotiable Instruments and Credit Operations, or to guarantee the yields of the funds whose investment is their responsibility.

If at the conclusion of the trust, mandate, or commission created for the granting of credits, said credits have not been liquidated by the debtors, the institution shall transfer said credits to the Settlor or Beneficiary, as applicable, or to the granting party, or commissioner, refraining from covering said amount.

Any agreement that contradicts that stipulated in the previous paragraphs shall not have any legal effect.

That stipulated in this section shall be transcribed in all trust agreements, mandates, or commissions, and a declaration by the trustee stating the trustee has clearly informed the persons receiving the assets or rights for the transfer of trust property of the contents herein.”

TWELFTH. Duration:

The duration of this agreement shall be 9 years beginning the date on which this agreement is signed, however, the agreement may be renewed, or cancelled, with the approval of 75% of the votes of the Technical Committee. At the end of this Trust period, the Trustee shall present each Settlor with the shares and other goods corresponding to each Settlor, taking into consideration the proportion of pledged shares.

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THIRTEENTH. Trustee Fees:

The Settlors are obligated to pay the Trustee the amounts stipulated in Appendix “C” of this agreement, for the services the Trustee is obligated to provide in accordance with this Agreement.

The Settlors shall also cover all expenses the Trustee may incur in the administration of this Trust, such as the commission charged by financial intermediaries (the selection of financial intermediaries must be approved by the Technical Committee) and S.D. Indeval, S.A. de C.V., regarding the deposit of the shares, as applicable.

The fees and expenses shall be covered by the Settlors proportionate to the corresponding number of shares, with the understanding that the fees and expenses (and taxes where applicable) incurred due to the acquisition or sale of shares shall be covered by the Settlor in question at their expense.

FOURTEENTH. Modifications: Substitution of the Trustee:

This agreement may be modified, in whole or in part, by resolution of the Technical Committee, and these modifications shall only be valid when they are passed by 75% of the total Committee votes, on prior written consent of the Trustee.

Subject to that indicated in the following paragraphs, the Trustee may terminate their position as Trustee in accordance with this agreement under the terms of Article 391 and Article 385, third paragraph, of the General Law of Negotiable Instruments and Credit Operations, through written notification presented to the Technical Committee with at least sixty (60) calendar days advance notice. Subject to paragraph (b) below, the Trustee may be removed from their position at any time through written notification from the Technical Committee issued with at least thirty (30) calendar days advance notice.

a) In the event the Trustee ceases to act as Trustee in accordance with this Agreement, due to the cancellation of this Agreement, in accordance with the previous paragraph, the Trustee shall prepare account statements, and as applicable, the corresponding balance statements and accounts regarding the Trust Patrimony, which shall be presented to the Technical Committee within fifteen (15) calendar days following the date on which the cancellation occurs, and the Committee shall have a period of fifteen (15) calendar days to examine and to object to these financial statements, and where applicable, balance statements and accounts, from the date on which they are received. Following this period, the financial statements, balance statements and accounts shall be considered approved by the Technical Committee.

b) The above notwithstanding, the Trustee shall continue to act as Trustee in accordance with this Agreement until a substitute Trustee has been designated and this substitute Trustee has accepted the designation.

c) The substitute Trustee shall have the same rights and obligations as the Trustee under this Agreement and shall become the Trustee for the purposes stipulated herein.

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FIFTEENTH. Expenses, Rights, and Taxes:

All reasonable, and verified, expenses, rights, and taxes, incurred due to this Trust, or with regards to the Trust Estate, from the date of the constitution of the Trust until the expiration of this Agreement, shall be the responsibility of the Settlors, therefore under no circumstance shall the Trustee be obligated to cover these expenses. At no time shall the Trustee be obligated to make any payment from its own funds in order to cover these expenses, although the Trustee shall notify the Technical Committee when funds are required for this purpose, so that the Committee may deposit sufficient funds in order to cover the costs, expenses, rights, and taxes in question. In the event that following the corresponding notification the Trustee does not have the funds necessary, or rather, in the event sufficient founds has not been provided, the Trustee shall not assume any liability that may result from failure to cover these expenses.

SIXTEENTH. Tax Obligations:

Compliance with tax obligations incurred as a consequence of the effective period and the actions performed in the execution of the Trust as established or imposed by corresponding fiscal dispositions, shall be the strict responsibility of the Settlors, or the corresponding party, as applicable, in accordance with legislation in effect, during the entire time the actions contained herein remain in effect, therefore the Settlors are obligated to protect the Trustee in this regard at all times.

SEVENTEENTH. Addresses:

The Settlors indicate the following as their address to receive all notifications and documents, which must be presented in writing, that may be issued with regards to this Agreement, as: Potasio 150, Ciudad Industrial, Durango, Durango, Mexico, 34220.

     The Trustee indicates the following address for all purposes indicated in this Clause:

(Edificio Torre Esmeralda I)
Blvd. Manuel Ávila Camacho No. 40, 7th Floor
Colonia Lomas de Chapultepec
Delegación Miguel Hidalgo
Mexico City, Mexico 11000
Telephone: 53-50-33-33
Fax: 53-50-33-99

Attention: Mr. Héctor Ávila Flores and/or Mr.
Luis Turcott Rios.

EIGHTEENTH. Jurisdiction:

For all matters related to the interpretation, compliance, and execution of this Agreement, the parties expressly submit to the jurisdiction of the corresponding courts in the city of Durango, Durango, expressly renouncing any and all other authority which may correspond by reason of residence, present or future.

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(SPACE INTENTIONALLY LEFT BLANK. THE SIGNING SIGNATURES APPEAR ON THE FOLLOWING PAGE)

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SIGNATURE PAGE CORRESPONDING TO THE IRREVOCABLE TRUST ADMINISTRATION AGREEMENT, SIGNED ON JUNE 22, 2005, ENTERED INTO BY THE PARTIES OF MIGUEL, JOSÉ ANTONIO, JESÚS, WILFRIDO, IGNACIO, MARTÍN, AND MAYELA DE LA PAZ, ALL WITH THE SURNAME RINCÓN ARREDONDO, AS “SETTLORS”, AND BY THE PARTY OF BANCO INVEX, S.A., MULTIPLE BANKING INSTITUTION, INVEX FINANCIAL GROUP, AS “TRUSTEE”.

THE TRUSTEE

(ILLEGIBLE SIGNATURE) LUIS ENRIQUE ESTRADA RIVERO	(ILLEGIBLE SIGNATURE) ALFONSO HENKEL HERNÁNDEZ

BANCO INVEX, S.A., MULTIPLE BANKING
INSTITUTION, INVEX FINANCIAL GROUP

THE SETTLORS

(ILLEGIBLE SIGNATURE) MIGUEL RINCÓN ARREDONDO SHARES: 19,335,385	(ILLEGIBLE SIGNATURE) JOSÉ ANTONIO RINCÓN ARREDONDO SHARES: 11,048,791

(ILLEGIBLE SIGNATURE) JESÚS RINCÓN ARREDONDO SHARES: 11,048,791	(ILLEGIBLE SIGNATURE) WILFRIDO RINCÓN ARREDONDO SHARES: 4,971,956

(ILLEGIBLE SIGNATURE) IGNACIO RINCÓN ARREDONDO SHARES: 4,971,956	(ILLEGIBLE SIGNATURE) MARTÍN RINCÓN ARREDONDO SHARES: 3,867,077

(ILLEGIBLE SIGNATURE)

MAYELA DE LA PAZ RINCÓN ARREDONDO
SHARES: 1,106,411

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APPENDIX “A”

INITIAL CORPORACION DURANGO SHARES PLEDGED BY THE SETTLORS TO TRUST NO. 458, ENTERED INTO WITH
BANCO INVEX, S.A., MULTIPLE BANKING INSTITUTION, AS TRUSTEE

	CERTIFICATE
SETTLOR	NO.	SERIES	SUBSERIES	NO. SHARES	TOTAL SHARES
MIGUEL RINCÓN	2	A	1/04	5,752,938
ARREDONDO	102	A	1/04	13,582,447	19,335,385

JOSÉ ANTONIO RINCÓN	3	A	1/04	3,187,242
ARREDONDO	103	A	1/04	7,861,549	11,048,791

JESÚS RINCÓN	4	A	1/04	3,186,852
ARREDONDO	104	A	1/04	7,861,939	11,048,791

WILFRIDO RINCÓN	5	A	1/04	1,434,177
ARREDONDO	106	A	1/04	826,262
	162	A	1/04	2,711,517	4,971,956

IGNACIO RINCÓN	6	A	1/04	1,434,177
ARREDONDO	107	A	1/04	3,537,779	4,971,956

MARTÍN RINCÓN	8	A	1/04	1,115,521
ARREDONDO	109	A	1/04	2,721,556	3,867,077

MAYELA DE LA	163	A	1/04	1,024,618
PAZ RINCÓN	164	A	1/04	77,293
ARREDONDO	156	A	2/02	1,575
	157	A	2/02	900
	158	A	2/02	900
	159	A	2/02	405
	160	A	2/02	405
	161	A	2/02	315	1,106,411

TOTAL SHARES					56,350,367

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APPENDIX “B”
NOTIFICATION OF EXERCISING OF RIGHTS

(Date)
Mexico City, Mexico

Banco Invex, S.A.
Multiple Banking Institution
Invex Grupo Financiero, S.A. de C.V.
Trustee

Attention: Mr. Héctor Ávila Flores

Dear Sirs:

We refer to Irrevocable Trust Administration Agreement No. 458, of June 7, 2005, (the “Trust Agreement”), entered into by the parties of Mr. Miguel Rincón Arredondo, Mr. José Antonio Rincón Arredondo, Mr. Jesús Rincón Arredondo, Mr. Wilfrido Rincón Arredondo, Mr. Ignacio Rincón Arredondo, Mr. Martín Rincón Arredondo, and Ms. Mayela de la Paz Rincón Arredondo, as Settlors (hereafter referred to collectively as the “Settlors” and individually as the “Settlor”), and by the party of Banco Invex, S.A., Multiple Banking Institution, Invex Financial Group, Trustee, represented therein by trustee delegates, Mr. Luis Enrique Estrada Rivero and Mr. Alfonso Daniel Henkel Hernández.

     All terms not defined herein shall be understood to have the definitions so assigned in the Trust Agreement.

     In accordance with point a) of the Sixth Clause, and other applicable clauses, of the Trust Agreement, we hereby instruct the Trustee as follows:

1.	To appear at the Corporación Durango, S.A. de C.V. (Ordinary/Extraordinary) General Shareholders Assembly session to be held at (time) on the (date) at the offices of ____________, located at (address) , in the capacity of Trustee to the Trust and to represent the (___) shares.

2.	To vote the Shares in question in the following manner, in accordance with the Agenda proposed for the Shareholders Assembly in question:

(Describe here how the shares are to be voted regarding each point on the Agenda)

3.	To designate (name/s) so that they may appear and represent the Trustee, together or separately, at the Shareholders Assembly in question and to instruct the referenced person/s in the manner in which the shares are to be voted, in accordance with the instructions described in paragraph 2 above.

Sincerely,
THE TECHNICAL COMMITTEE

Mr.	Mr.

APPENDIX “C”
TRUSTEE FEES

a)	Fees for Accepting the charge of Trustee.- The amount of $50,000.00 (Fifty thousand Mexican pesos 00/100) to be paid in full on signing the Trust Agreement.

b)	Trust Administration Fees.- The amount of $150,000.00 (One hundred and fifty thousand Mexican Pesos 00/100) annually, to be paid in annual amounts in advance, therefore the first year shall be paid on signing the Trust Agreement.

c)	Fees for Modifications.- The amount of $5,000.00 (Five thousand Mexican Pesos 00/100), for each modification. Modifications shall be understood to be cases where the signing of modifying agreements is required, and said modifying agreements shall not extend the objectives originally agreed to in the Trust.

d)	Fees for granting powers.- The amount of $2,000.00 (Two thousand Mexican Pesos 00/100), for each document signed by the Trustee.

e)	Fees for public, or private, documents involving the Trustee.- The amount of $2,500.00 (Two thousand five hundred Mexican Pesos 00/100), for each public, or private, document signed by the Trustee regarding the operation of the Trust.

f)	All costs derived from banking or financial services incurred by the operation of the Trust shall be charged to the Trust Estate, in accordance with the rates in effect at the Institutions where said financial services are contracted.

g)	The fees established in Points b), c), d), and e) above shall be reviewed and adjusted annually by the Trustee, based on variations in the value of the Investment Unit, published by the Bank of Mexico in the Official Federal Gazette.

h)	The fees described herein, shall incur Value Added Tax (I.V.A.), in accordance with the corresponding Law.

All expenses, rights, taxes, commissions, notary fees, and any and all other items of this nature which may be incurred by the operation of the Trust shall be paid by the Settlors, with the understanding that the Trustee shall not be responsible for carrying out these services when the Trustee does not have the resources necessary under the terms established.

Any modification to the objectives established in the Trust, which imply a substantial change or greater administrative or operational responsibility, shall require a review of the fees and said fees shall be updated. The increase shall be communicated to the Settlor by the Trustee.